[Confidential treatment is being sought for certain portions of this Exhibit, as indicated by a "[*]" symbol and footnoted as "omitted pursuant to Rule 406." such omitted portions have been filed with the Securities and Exchange Commission.]

                                                                   Exhibit 10.29



                             SPONSORSHIP AGREEMENT
                             ---------------------


     THIS SPONSORSHIP AGREEMENT (hereinafter the "Agreement) is made and entered into this 15 day of February, 2000, by and between SABCO RACING, INC., a North Carolina corporation with a place of business in Iredell County, North Carolina (hereinafter Sabco), and Prolong Super Lubricants of Irvine, California (hereinafter to be referred to as "Prolong");



                             W I T N E S S E T H:

     WHEREAS, Sabco is engaged in the business of operating NASCAR Winston Cup and Busch Grand National Series race cars and wishes to provide advertising space and advertising, promotional and marketing assistance to Prolong; and

    WHEREAS, Prolong desires to become an associate sponsor on two of the Sabco entries during the 2000 NASCAR Winston Cup and Busch Grand National Series racing season. These entries shall mean the Sabco No. 40, all NASCAR Winston Cup Series races during this period; the Sabco No. 42, all NASCAR Busch Grand National Series races during this period; Prolong shall use its sponsorship of the Sabco entries for advertising, promoting and marketing itself.

    WHEREAS, the parties desire to set forth in this Agreement their respective rights and obligations;

    NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

     1.   Term.  The term of this Agreement shall commence with the first race
          ----
of the 2000 Winston Cup and Busch Grand National season and shall continue until the final race of the year-2000 racing season.

     2.   Services to be provided by Sabco.  Sabco shall perform the following
          --------------------------------
services for Prolong during the term hereof:

     a.   Drivers.  The driver for the 34 Winston Cup events to be held during
          -------
          the 2000 season in which Prolong is an associate sponsor shall be Sterling Marlin (40) and the driver of the 16 Busch Grand National events to be held during the 2000 season in which Prolong is an associate sponsor shall be Kenny Irwin (42), unless due to injury or for some unforeseeable reason, either is unable to drive, in which event Sabco shall choose a substitute driver to drive their respective Sabco/Prolong-sponsored entry. For the duration of this agreement, Sabco reserves the right to substitute or replace any of the aforementioned drivers listed without prior notice to Prolong or prior approval from Prolong.

     b.   Decal location.  Sabco will designate Prolong as an associate sponsor
          ---------------
          on its No. 40 Winston Cup race car in the aforementioned 34 events and on its No. 42 Busch Grand National race car in the aforementioned 16 events. Sabco shall cause each car to be painted with paint schemes approved by each's primary sponsor and shall cause to display Prolong associate sponsor decal signage. Signage on the No. 40 Winston Cup race car shall be placed upon the C-Post. Signage on the No. 42 Busch Grand National race car shall be displayed on the rear quarter panel (between car number and rear tire; both sides of car). In addition, Sabco shall provide, driver, pit crew, team uniforms, team pit equipment, team race car transporter, show car and show car transporter bearing prominent Prolong associate sponsor identification as well as team pit equipment with size and placement commensurate with level of sponsorship. On the driver and crew uniforms of the No. 40 Winston Cup car, the logo shall be on the right chest of each
          uniform.   On the driver and crew uniforms of the No. 42 Busch Grand
          National car, the logo shall be on the left sleeve of each uniform.

     c.   Race Credentials
          ----------------

          (i) Prolong will receive two (2) "hard card" Annuals for the 2000 season
          (ii) Prolong shall receive four (4) sponsor credentials, upon availability
          (iii) Prolong shall receive four (4) suite passes to each of the Charlotte races
          (iv) Hospitality and tickets will be made available to the particular races requested but will be billed to Prolong at SABCO's cost with no mark-up

     3.   Driver Appearances.  Sabco shall provide unto Prolong three (3)
          ------------------
aggregate driver appearances of Sterling Marlin at no fee. Prolong shall be responsible for all first class travel expenses relating to the driver appearance, i.e. hotel, airfare, meals, etc. Additional appearances by Sabco driver shall be at the discounted rate of [*] ($[*]) Dollars per day per driver, plus expenses.

          Sabco shall further provide the services of each driver for one free day for commercial use (up to six hours each) for still photo shoot, TV and radio/commercial production. Prolong shall be responsible for all first class travel expenses relating to each driver appearance, i.e. hotel, airfare, meals, etc.

          Both Sabco drivers, while under contract with Team SABCO, shall allow their likeness, voice, picture and signature to be used for commercial purposes endorsing Prolong at no additional costs during the term of this agreement.

    4.    Compensation.  Prolong agrees to pay unto Sabco the sum ($[*]) for
          ------------
services to be provided by Sabco for the 2000 season. This sponsorship fee of $[*] shall be paid to Sabco in the following installments: four equal installments of $[*] to be paid on 2/15/00, 5/15/00, 8/15/00 and 10/15/00.

          Incremental Sales Incentive.  Sponsor shall also participate with
          ----------------------------
team in certain Incremental Sales programs. Sponsor further agrees to compensate team for team's assistance in developing incremental sales of sponsor's products. Unless the parties agree otherwise in a writing executed by them, sponsor shall pay team [*] for distribution in new sponsor accounts.

     5.   Show Car.  Sabco agrees to provide at no expense to Prolong for its
          --------
use in promoting its sponsorship, five (5) free show car appearance days whereas Prolong can deem which of the Sabco show cars to use. This shall mean that Prolong may schedule any combination of Sabco's two show cars (based on availability) not to exceed a total of five show days (travel days are considered a "show date"). Sabco will provide transportation of show car and will provide an attendant to stay with the car during its display period. For any show car appearance requested by Prolong over and above the five (5) free appearances, Sabco will make available unto Prolong a show car at a discounted rate of [*] Dollars ($[*]) per day. All travel days to and from the site of a show car appearance, as well as the actual day upon which show car is on display will be charged as a "show date". It is further understood that the parties will agree in advance upon a schedule of places and events for the show car to be displayed at such times as will not interfere with Sabco's racing schedule.

     6.   Media, Public Relations and Sponsor Communications.  Sabco will use
          --------------------------------------------------
its best efforts to obtain favorable exposure for Prolong and will be available to assist Prolong with public relations activities to a reasonable extent. This shall include making members of Sabco available for media interviews, press conferences or other public relations activity, as reasonably requested by Prolong, at or near race sites on dates Sabco is at race sites pursuant to their obligations hereunder. Sabco shall provide at its expense a staff member to handle race team's media and public relations needs and shall cause Prolong to receive prominent mention and display within press kits featuring the Sabco No. 40 Winston Cup and No. 42 Busch Grand National race cars. Sabco shall fax to Prolong officers on the Monday following the race, race results and a summary of the prior weekend activities.

     7.   Confidentiality.  During and after the term of this Agreement, each
          ---------------
party hereto, its employees and agents agree not to disclose any business results, trade practices or other business information of the other party, its employees or agents, which they may learn as a result of the performance of this Agreement.

     8.   Indemnification.
          ---------------

          a. Sabco shall indemnify, defend and hold harmless Prolong, its officers, directors, employees and representatives from and against any and all losses, claims, suits, damages, liabilities, costs and expenses, including attorney fees and court costs incurred by any of them arising out of:

          (i)   Any breach of any warranty made by Sabco herein;
          (ii)  Any acts done or words spoken
          (iii) Any claims by any persons arising from acts or omissions of any nature by Sabco, its employees or agents, including but not limited to, claims arising during the court of competition or practice in the performance of this Agreement.

          b. Prolong shall indemnify, defend and hold harmless Sabco, its officers, directors, employees and representatives, from and against any and all losses, claims, suits, damages, liabilities, costs and expenses, including attorney fees and court costs incurred by any of them, arising out of:

          (i) The use of any logo, design or materials furnished to Sabco by Prolong hereunder;
          (ii)  Any breach of any warranty made by Prolong herein;
          (iii) Any acts done or words spoken by Prolong, its officers, directors, agents, employees and representatives;
          (iv) Any claims by any persons arising from acts of omissions of any nature by Prolong, its officers, directors, agents, employees or representatives, including, but not limited to, claims arising under any product liability theory with respect to Prolong's products.

     9.   Nature of Relationship.  The parties expressly acknowledge and agree
          ------ -- ------------
that Sabco is acting as an independent contractor. Each party is responsible for all taxes relating to its operation, including payroll taxes for its employees, and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee between Sabco and Prolong. Except as expressly authorized herein, neither party may contract for or otherwise obligate the other party without the party's prior express written consent.

     10.  Insurance.  Sabco shall provide at its expense and maintain throughout
          ---------
the term of this Agreement and any option period spectator liability insurance in an amount not less than $1 million single limit coverage with respect to any liability relating to the activities of Sabco in the performance of this Agreement. Sabco shall, within 90 days of the execution of this Agreement, supply Prolong with a copy of such policy of insurance or a certificate thereof, and such policies shall be cancelable only upon 10 days written notice to Prolong.

     11.  Notices, Statements and Payments.  All notices, statements and
          --------------------------------
payments required under this Agreement shall be sent to the parties at the following addresses:


SABCO RACING, INC.                                PROLONG SUPER LUBRICANTS
114 Meadow Hill Circle                            6 Thomas
Mooresville, North Carolina 28117                 Irvine, California  92618
Attn.: Armando Fitz                               Attn.: Bob Abdellah
Tel.:  704/662-9642                               Tel.: 949/587-2700


     All notices, statements and payments shall be deemed delivered when deposited in the United States mail postage prepaid, when hand delivered if delivered personally, when telecopied if the sender's telecopier confirms transmission (with respect to notices and statements) or when wire transferred in federal funds (with respect to payments).

     12.  Waivers.  A waiver of any provision of this Agreement shall be
          -------
enforceable only if the waiver is in writing signed by the party against whom the waiver is sought to be enforced. A failure by a party at any time to exercise any rights hereunder shall not constitute a waiver of such rights at another time.

     13.  Entire Agreement.  This Agreement contains the entire agreement and
          ----------------
understanding between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between them with respect to the subject matter hereof.

     14.  Assignment.  This Agreement may not be assigned by either party
          ----------
without the prior written consent of the other party.

     15.  Significance of Headings.  Paragraph headings contained herein are
          ------------------------
solely for the purpose of aiding the speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

     16.  Governing Law, Jurisdiction and Venue.  This Agreement shall be
          -------------------------------------
governed by and construed in accordance with the substantive laws of the State of North Carolina. The parties hereto hereby submit to jurisdiction and venue in any state or federal court located in North Carolina as well as any other jurisdiction having venue and competent jurisdiction of any law suit arising out of or relating to this Agreement; provided, however, if any proceedings are instituted in a jurisdiction other than North Carolina, any party may remove such proceeding to any State or Federal Court in North Carolina.

     17.  Further Execution; Cooperation.  The parties agree to execute and
          ------------------------------
deliver such further agreements, instruments and other documents as the other party may reasonably deem necessary to effectuate the purposes and provisions of this Agreement. The parties further agree to cooperate with each other in any manner reasonably requested by the other party to effectuate the purposes and provisions of this Agreement.

     18.  Counterparts.  This Agreement may be executed in counterparts and the
          ------------
signature page of any party, and photocopies and facsimiles thereof, may be appended to any counterpart and when so appended shall constitute an original signature.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly elected officers as of the day and year first above written.


                                    SABCO RACING, INC.


                                    BY: /s/ Armando Fitz
                                       -----------------------------------
                                            Armando Fitz, VP Operations



                                    PROLONG SUPER LUBRICANTS


                                    BY: /s/ Thomas C. Billstein
                                       ------------------------------------
                                            Thomas C. Billstein
                                            Executive Vice President